DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz

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                            Certificate of Amendment
                      (PURSUANT TO NRS 78.385 and 78.390)
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              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: HealthRenu Medical, Inc.
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2. The articles have been amended as follows (provide article numbers, if available):
FOURTH: The total number of shares of stock which the Corporation shall have
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authority to issue is 155,000,000 shares, composed of 150,000,000 shares of
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common stock, par value $0.001 per share ("Common Stock"), and 5,000,000 shares
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of preferred stock, par value $0.001 per share ("Preferred Stock").
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(1) Shares of Preferred Stock may be issued from time to time in one or more
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series, each such series to have distinctive serial designations, as shall
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hereafter be determined in the resolution or resolutions providing for the issue
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of such Preferred Stock from time to time adopted by the Board of Directors
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pursuant to authority to do so which is hereby vested in the Board of Directors.
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(2) Each series or Preferred Stock
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(i) may have such number of shares; (CONTINUED ON ATTACHED PAGE)
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3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 15,744,922
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4. Effective date of filing
(optional):
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              (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Robert W. Prokos, President & CEO
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

     Attachment to Certificate of Ammendent to Articles of Incorporation of
                            HealthRenu Medical, Inc.

      (ii) may have such voting powers, full or limited, or may be without voting powers;

      (iii) may be subject to redemption at such time or times and at such prices;

      (iv) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

      (v) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

      (vi) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

      (vii) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

      (viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payments of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

      (ix) may have such other relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof;

all as shall be stated in said resolution or resolutions of the Board of Directors providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares constituting such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

      (3) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock any may be reissued as part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

      (4) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

            Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise.

            Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest, to the exclusion of the holders of the Preferred Stock.